Exhibit 5.1
Vision&Elkins
December 11, 2007
Energy Transfer Partners, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Ladies and Gentlemen:
     We have acted as counsel for Energy Transfer Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale, from time to time, pursuant to Rule 415 under the Securities Act:
     (1) by the Partnership of common units representing limited partner interests in the Partnership (the “Units”); and
     (2) by the Partnership of senior unsecured debt securities, which may be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”).
     The Units and Debt Securities are collectively referred to herein as the “Securities.” We also have participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.
     In rendering the opinions set forth below, we have examined and relied upon:
     (i) the Registration Statement, including the Prospectus;
     (ii) the Amended and Restated Agreement of Limited Partnership of the Partnership;
     (iii) the Certificate of Limited Partnership of the Partnership;
     (iv) the form of Senior Indenture filed as an exhibit to the Registration Statement (the “Indenture”);

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     (v) resolutions of Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of Energy Transfer Partners GP, L.P., a Delaware partnership and the general partner of the Partnership; and
     (vi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.
     In addition, we reviewed such questions of law, as we considered appropriate.
     In connection with rendering the opinions set forth below, we have assumed that:
     (i) all information contained in all documents reviewed by us is true and correct;
     (ii) all signatures on all documents examined by us are genuine;
     (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents;
     (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will be effective;
     (v) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby;
     (vi) all Securities will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement;
     (vii) the Indenture relating to the Debt Securities will be duly authorized, executed and delivered by the parties thereto;
     (viii) each person signing the Indenture will have the legal capacity and authority to do so;
     (ix) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; and
     (x) any Securities issuable upon conversion, exchange or exercise of any Debt Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

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     Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:
     1. With respect to the Units, when (i) the Partnership has taken all necessary action to approve the issuance of the Units, the terms of the offering and related matters and (ii) the Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, then the Units will be validly issued, fully paid and nonassessable.
     2. With respect to the Debt Securities, when (i) the Indenture relating to the Debt Securities has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Partnership has taken all necessary action to approve the issuance and terms of such Debt Securities; (iii) the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Partnership and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Partnership and (iv) such Debt Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and issued and sold as contemplated in the Registration Statement and upon payment of the consideration as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Partnership such Debt Securities will be legally issued and will constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
     We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     The foregoing opinions are limited to the laws of the State of New York, the Revised Uniform Limited Partnership Act of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these

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laws) and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,
/s/ Vinson & Elkins LLP